Exhibit 10.29

Distribution Agreement

This Agreement is made this 14th of February, 2006 by and between Ophthalmic Imaging Systems, a California corporation, with its principal place of business at 221 Lathrop Way, Suite I, Sacramento, California 95815, U.S.A. (hereinafter “Supplier”), and CCS Pawlowski GmbH, a German company with its principal place of business at Humboldt Str. 23, 07743 Jena, Germany (hereinafter “Distributor”) (each a “Party” and collectively the “Parties”).

Whereas:	Supplier manufactures and markets certain products and desires to increase the sales of such products; and,

Whereas:	Distributor has represented that it possesses the necessary expertise and marketing organization to promote and sell such products; and,

Whereas:	Supplier is willing to appoint Distributor and Distributor is willing to accept such appointment as an exclusive distributor of Supplier's products in the Territory;

Now, therefore, in consideration of the mutual promises and covenants hereinafter set forth, Supplier and Distributor agree as follows:

Article 1: Definitions

For purposes of this Agreement, the following words, terms and phrases shall have the meanings assigned to them below unless the context otherwise requires:

1.1	“Products” — those products listed in Exhibit 1 hereto and the applied software and/or any upgrades and/or enhancements of the said products and/or any replacing technology. The Exhibit may be amended by mutual consent of both Parties.

1.2	"Territory" - the area specifically described in Exhibit 2 hereto.

1.3	“Distributor Price List” — the prices then being quoted by Supplier for sales of Products to its distributors listed in Exhibit 3 hereto as that Exhibit may be amended by mutual consent of both Parties.

1.4	“Supplier Information” — all information expressly designated by Supplier as confidential, which is directly or indirectly disclosed to Distributor or embodied in Products provided hereunder, regardless of the form in which it is disclosed, relating in any way to Supplier’s markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors or business in general.

1.5	“Quota” — the minimum quantities of Products which Distributor shall be expected to purchase from Supplier in accordance with the terms and conditions of Article 5 of this Agreement and detailed in Exhibit 4 attached hereto.

1.6	“Advance Order” – Orders provided by the Distributor with signature of the agreement and are to be supplied by the Supplier in the future, as detailed in Exhibit 5 attached hereto.

1.7	“Trademarks” and “Patents” — Supplier trademarks, tradenames, and patents listed in Exhibit 6 attached hereto and any other trademarks, tradenames and patents that Supplier may require thereafter.

Article 2: Appointment

2.1	Scope

Supplier hereby appoints Distributor and Distributor hereby accepts appointment, as Supplier’s exclusive distributor for the purpose of resale, marketing, distribution and maintenance of the Products during the term of this Agreement with the right to sell or otherwise distribute Products in the Territory under Supplier’s name, logotypes, and trademarks, subject to all the terms and conditions of this Agreement.

2.2	Sales Outside the Territory

Distributor shall not deal with the Products in any territory other than the Territory without the prior written permission from Supplier. Distributor shall not sell or deal with other customers, which Distributor can reasonably know that they might use or re-sell the Products outside the Territory.

2.3	Reserved Sales Rights

Notwithstanding any other provision of this Agreement, Supplier reserves the right to sell, rent or lease Products under the Supplier’s name, logotypes and trademarks directly to any of the customers listed in Exhibit 6, as that Exhibit may be amended by mutual consent of both Parties from time to time.

Article 3: General Obligations of Distributor and Supplier

3.1	Marketing

Distributor shall have the following obligations with respect to the marketing and distribution of Supplier Products:

(a)	To use its best efforts to further the promotion, marketing, sale and other distribution of Products in the Territory;

(b)	To maintain an adequate and balanced inventory of Products, supplies, and spare parts;

(c)	To promptly respond to all inquiries from customers, including complaints, process all orders, and effect all shipments of Products;

(d)	To diligently investigate all leads with respect to potential customers reffered to it by Supplier;

(e)	To permit Supplier to visit Distributor ’s customers and to visit Distributor’s place of business, subject to prior coordination with the Distributor.

(f)	To maintain throughout the Territory an adequate sales force dedicated, inter alia, to the sale of Products;

(g)	To use its best efforts to participate actively in sales or merchandising programs prepared by Supplier; to participate in all fairs and exhibitions in the Territory where such participation will, in the judgement of both Parties, promote the Products; and to develop and implement sales programs for the promotion of the Products;

(h)	To continue using its existing demonstration WinStation capture system for future demonstrations and to continue using its existing 3 WinStation Review Licenses for demonstration and service purposes (not for sale).

(i)	To furnish Supplier regularly and at least once a year with written reports which will include customer call reports, business trend, make forecasts, activities of competitors in the Territory, and such other information as may be requested, from time to time by Supplier.

3.2	Service

(a)	To carry out all service requirements (warranty period included) of customers for Products sold by Distributor in the Territory. Distributor shall have the following obligations with respect to the service for Supplier Products:

(b)	To provide and maintain appropriate service and shop facilities in the Territory, as shall be determined by both parties.

(c)	To comply with any reasonable request from Supplier for minor engineering changes in the Products according to Supplier’s instructions the costs of which shall be born by the Supplier.

(d)	To maintain throughout the Territory an adequate and competent service force to give service to the Products sold by Distributor;

(e)	To send, on his own account, his personnel to participate in one week application course and one week service course which will be performed by Supplier in the Supplier place of business. Tuition will be borne by Supplier.

(f)	To maintain spare parts’ stock at a level sufficient to the number of units sold in the Territory.

3.3	Advertising

Distributor shall diligently undertake to advertise the Products in the Territory by mailing, in exhibitions and demonstration sessions. Supplier shall furnish Distributor with reasonable quantity of Supplier’s brochures, in the English language, for use by the Distributor in preparing its own advertising materials.

3.4	Manufacture or Distribution of Competitive Products

Distributor shall not develop in any way, manufacture or distribute any products or items which are directly competitive with the Products nor represent or provide either directly or indirectly marketing services of any sort to any other manufacturer or distributor for any such item; nor enter into other agreement which is conflicting or not consistent with the purpose of this Agreement. The above mentioned undertaking of the Distributor shall not apply to: (i) any of the Distributor’s current products (including but not limited to the products listed in Exhibit 3.4) and/or any update and/or upgrade of same and/or any new products replacing such current Distributor’s products and/or technology. The provision herein allowing Distributor to continue selling his existing competing product listed in Exhibit 3.4 is limited till the end of 2007. Starting beginning of 2008, unless the Parties agreed otherwise in writing, Distributor will cease developing, manufacturing or selling the products outlined in Exhibit 3.4 or any other competing product not supplied by the Distributor.

3.5	Customer Support

Distributor agrees to cooperate with Supplier in dealing with any customer complaints concerning the Products and to take any reasonable action requested by Supplier to resolve such complaints. Distributor also agrees to assist Supplier in arranging for any customer warranty service. On site repairs in the Territory will be performed by Distributor by replacing defective parts complete units with spare parts or units from Distributor’s stock. The defective parts or units will be sent for repair or replacement to Supplier’s maintenance center.

Parts will be repaired or replaced (at Supplier’s discretion) — at no charge if under and during the warranty period, or at the regular price if outside the scope of the warranty defined herein.

3.6	Expenses

Distributor assumes full responsibility for all costs and expenses which it incurs in carrying out its obligations under this Agreement, including but not limited to all rentals, salaries, commissions,

advertising, demonstration, travel and accommodation expenses without the right to reimbursement for any portion thereof from Supplier unless otherwise agreed upon by the Parties and/or stipulated in this Agreement.

3.7	General obligations of Supplier

(a)	Supplier undertakes to supply the products, manufactured with good workmanship and materials between 14 to 30 days of receiving Distributor’s Purchase Order.

(b)	Supplier undertakes to supply Distributor with spare parts currently at supplier’s stock within 10days of receiving Distributor’s purchase order.

(c)	Supplier undertakes to replace any defected products shipped to Distributor, or in case of delivering items not ordered by Distributor and/or not delivered in accordance with the purchase order served by the Distributor to the Supplier. Distributor may further, upon forty five (45) days written notice, return, shipping prepaid, undamaged, unused Products in its original packaging. For all such returns Supplier shall re-pay Distributor the cost of such returned Products as provided in the Distributor’s purchase order and not later than 30 days from Distributor’s request for such refund.

(d)	Supplier shall allow Distributor to check the content of each delivery prior to shipment to conform with the purchase order. Such a check will be performed by Distributor at Supplier’s facility and will be the confirmation for accepting the products. Notwithstanding the abovementioned the conformance check can be done also at the Distributor facilities as long as it will take place 24 hours from shipment arrival, at the Distributor’s facilities.

(e)	Supplier shall provide Distributor with reasonable amount of user manuals, technical materials and related writings published by the Supplier with regard to the Product.

(f)	Supplier shall provide Distributor with a yearly one week application course and one week service course which will be performed by Supplier in the Supplier place of business. Additional training shall be rendered by Supplier to Distributor under the terms and conditions mutually agreed to between the Parties.

3.8	Representations and Warranties of the Supplier

Supplier represents and warrants that: (i) it has full power to grant Distributor the distribution rights as provided under the Agreement, and (ii) it has obtained all necessary governmental approvals and is complying with all other applicable laws and regulations (including, without limitation, federal and state laws and regulations concerning medical devices) in connection with the Products in the United States; and (iii) it is the sole owner and holder of title in and rights to the Products, and no third party approval is required for granting Distributor rights under the Agreement; and (iv) in all respects, the Products do not and shall not infringe upon nor violate any patent, copyright, trade secret, trade name or trademark or other proprietary right of any person not a party to this Agreement; and (v) the Products shall perform in accordance with Supplier’s user documentation; and (vi) the Products sold under the Agreement will perform in accordance with specifications described in user manuals, technical materials and related writings published by Supplier, and further that such Products will achieve any such function.

Supplier’s obligations pursuant to Article 3.8 hereof shall survive termination of this Agreement.

Article 4: Orders for Products

4.1	Purchase Orders

Distributor shall submit purchase orders for the Products to Supplier in writing, telefax or email with the following information (at minimum): an identification of the Products ordered, including model numbers, quantity, requested delivery dates, shipping instructions and shipping address, insurance instructions, insurance agent and insured value.

When sufficient instructions are not furnished by Distributor, Supplier should contact the Distributor for any additional information required by it.

4.2	Acceptance of Orders

All purchase orders from Distributor are subject to acceptance in writing by Supplier at its principal offices, which acceptance shall be delivered by mail, telefax or email within 10 days from delivery. Each purchase order shall be deemed to be an offer by Distributor to purchase the Products pursuant to the term of this Agreement and, when accepted by Supplier as hereinabove provided, shall give rise to a contract under the terms set forth herein to the exclusion of any additional or contrary terms set forth in the purchase order. In any case Supplier will not unreasonably withhold its acceptance.

4.3	Delivery Terms

All deliveries of the Products shall be Free On Board (FOB) at the Supplier’s manufacturing or warehouse facility in Sacramento, CA. Supplier shall have no further responsibility for the Products, and all risk of damage to or loss or delay of the Products shall pass to Distributor upon their delivery at the FOB delivery point to (i) a common carrier or (ii) an agent or any other person specified by Distributor acting on behalf of Distributor. Supplier shall insure each shipment of Products with a reputable insurer for the full invoice of such shipment. Such shipment shall provide for full coverage from the time the Products are delivered at the Free Carrier point until Distributor shall have paid Supplier for such Products in full.

4.4	Transfer of title

Supplier retain title to the Products and reserves all rights with respect to delivered Products permitted by law including, without limitation, the right of recission, repossession, resale, and stoppage in transit until the full amount due from Distributor including any charges, in respect of all delivered Products has been paid. Notwithstanding the above mentioned if a Product’s end-user has paid the full price of such Product to the Distributor, the Distributor shall then be entitled to transfer the title in such Product to such end-user, without derogating from any of Supplier’s rights hereunder with respect to the consideration due to it from the Distributor in connection with such Product according to the terms of this agreement.

4.5	Modification of Orders

No accepted purchase order for custom-made products shall be modified or cancelled except upon a prior written confirmation by Supplier. Distributor’s purchase orders or mutually agreed changed orders shall be subject to all provisions of this Agreement, whether or not the purchase order or change order so states.

In the event Distributor requests modifications in an accepted order Supplier may, in consideration for accepting such change order, require Distributor to pay a change order charge

4.6	Product Changes

Supplier reserves the right, in its sole discretion and without incurring any liability to Distributor, to:

(a)	Alter the specifications for any Product;

(b)	Discontinue the manufacture of any Product;

Supplier will make reasonable efforts to inform Distributor regarding such changes in advance as soon as such information is available. Notwithstanding the above, Supplier shall provide Distributor with prompt written notice of such decisions and shall fill all accepted purchase orders from Distributor for any such altered or discontinued Products.

In cases where the Distributor is already participating in tenders, the old configuration will be kept for units’ intended for these tenders for 30 days. In these cases, Distributor will have to prove his participation by sending the relevant documents

4.7	Forecasts

Distributor agrees to provide Supplier every twelve (12) months, with a twelve (12) months forecast indicating Distributor’s intended purchases of Products during each calendar quarter of such period as well as such other information as Supplier may reasonably request in the format mutually agreed upon by the Parties from time to time. Distributor will inform major changes in plan as soon as such information is available.

Article 5: Minimum Purchase Requirement

5.1	General Requirement

Distributor agrees to purchase and take delivery, during each Supplier fiscal year during the term of this Agreement, of the Quota of Products and spare parts established for such period (divided into four quarters) as specified in Exhibit 4 hereof as to the orders of which Supplier will be obligated to issue acceptance notice. Distributor understands and agrees that the establishment and achievement of every fiscal year Quota is the essence of this Agreement, and that failure by Distributor to satisfy its obligation under this Article 5 shall not constitute a breach by the Distributor of his obligations under this Agreement, but shall entitle Supplier to terminate Distributor’s exclusivity (as detailed in Section 2 hereinabove), subject to a 90 days prior written notice to the Distributor and failure by it to achieve the said Quota within such period of time. .

5.2	Determination of Quota

Distributor’s Quota for the initial term of this Agreement shall be as set forth in Exhibit 4 hereto. The Quota for any succeeding Supplier fiscal year after the term of this Agreement shall be agreed between the Parties at the beginning of each year. If the Parties fail to set a new Quota in any succeeding year, the Quota for such succeeding year will be the same Quota of the last fiscal year Quota mutually agreed upon by Distributor and Supplier pursuant to this Section 5.2.

5.3	Placement of Orders

Distributor agrees to qualify with the orders signed and specified in Exhibit 5.

Article 6: Prices and Payments

6.1	Prices

The prices to be paid by Distributor for Products purchased pursuant to this Agreement shall be the Distributor List Prices listed in Exhibit 3 attached hereto which such discount as detailed thereunder in Exhibit 3.1, as those Exhibits may be amended upon mutual consent of both Parties, from time to time. In cases where the Distributor is already participating in tenders, the old prices will be kept for units’ intended for these tenders for 90 days. In these cases, Distributor will have to prove his participation by sending the relevant documents. All Distributor List Prices are FOB Supplier’s manufacturing or warehouse facility and include packing in accordance with Supplier’s standard commercial export practices in effect at the time of shipment. Special packing or handling shall be at the sole expense of Distributor.

6.2	Payment Terms

Payments by Distributor hereunder shall be due net sixty (60) days from the date of shipment of the Products, or from the date of invoice for such charges as taxes, duties, interest or like special charges, payable to the bank or banks specified by Supplier in writting from time to time, and made in Euro. Supplier shall not be obligated to ship Products against accepted orders in the event Supplier’s outstanding accounts receivable from Distributor then exceed or would after any such shipment exceed fifty percent (50%) of the U.S. dollar value of then delivered and unpaid Products. In the event of any dispute arising over any part of an invoice or the total amount due under an invoice, all undisputed amounts shall be promptly paid by Distributor in accordance with this Section 6.2.

6.3	Resale Prices

Distributor may resell Products at such prices as Distributor, in its sole discretion, shall determine but resale price will not exceed in any event 100% (one hundred percent) more than the Distributor List Prices. Distributor shall, however, provide Supplier with a list of its initial sales prices for the Products to be charged to its customers and shall keep Supplier fully informed by providing Supplier with any new list sales prices within ten (10) days of any change in such list prices.

6.4	Overdue Payments

If and for so long as any payment from Distributor to Supplier under this Agreement shall be overdue:

(a)	Interest at the rate of two tenth of percent (0.2%) per week shall automatically become due on all balances outstanding.

(b)	Supplier shall have the right, in its sole discretion, to require payment for additional shipments of Products either by cash in advance or by an irrevocable, transferrable, divisible letter of credit in U.S. dollars confirmed by a U.S. bank specified by Supplier, instead of by open account as provided above.

Article 7: Acceptance and Warranty

7.1	Acceptance of Products

In the event of any shortage, damage or discrepancy in or to a shipment of Products, on which Distributor reported to Supplier and furnished such written evidence or other documentation, within thirty (30) days of arrival of the Products at Distributor’s shipping address in the Territory, that Supplier is responsible for such shortage, damage or discrepancy, Supplier shall promptly deliver additional or substitute Products to Distributor in accordance with the delivery procedures set forth herein; provided that in no event shall Supplier be liable for any additional costs, expenses or damages incurred by Distributor directly or indirectly as a result of such shortage, damage or discrepancy in or to a shipment.

7.2	Product Warranty

Supplier warrants for a period of twelve (12) months after the date of delivery of the Product to the Distributor’s customer, (but no more then sixteen (16) after the delivery of the Product to the Distributor) hereof that the Products shall be free from defects in material and workmanship and shall be and remain in full working condition. Supplier’s sole obligation in the event of a breach of such warranty shall be to provide, at no charge to Distributor, replacement parts for all defective parts. In no event shall Supplier have any responsibility or bear any liability for the cost of labor for the repair of any defective Products or parts, the removal of defective parts or the installation of replacement parts. All costs of shipment of the replacement parts to Distributor shall be borne by Supplier. Distributor shall retain all replaced parts subject to the foregoing warranty for Supplier’s inspection for a period of six (6) months after their replacement. All parts so replaced shall become the property of Supplier upon their replacement.

7.3	Notice

Warranty claims hereunder must be made promptly and in writing; must recite the nature and details of the claim, the date the cause of the claim was first observed and the serial number of the Product concerned; and must be received by Supplier no later than fifteen (15) days after the expiration of the warranty period provided for in Section 7.2 hereof.

7.4	Excluded Claims

Supplier shall have no obligation under Section 7.2 above in the event that:

(a)	Repair or replacement of Products or parts shall have been required through abnormal wear and tear or necessitated in whole or in part by force majeure as defined in Section 15.1 hereof, or by the fault or gross negligence of Distributor or its customers; or

(b)	The Products or parts have not been properly used, maintained, or repaired in accordance with Supplier’s then applicable operating and/or maintenance manuals, whether by Distributor or its customers, or shall have been modified in any manner without prior written consent of Supplier; or

(c)	A cause external to the Products such as, but not limited to power failure or air conditioning failure or connection the Products to equipment un-authorized by Supplier.

7.5	Limited Warranty

The warranties set forth in this Article 7 are intended solely for the benefit of Distributor. All claims hereunder shall be made by Distributor and may not be made by Distributor’s customers. The warranties set forth above are in lieu of all other warranties, express or implied, which are hereby disclaimed and excluded by Supplier, including without limitation any warranty or merchantability or fitness for a particular purpose or use and all obligations or liabilities on the part of Supplier for damage arising out of or in connection with the use, repair or performance of the Products.

7.6	Compatibility

The parties declare and agree that where Distributor installs the Products as a part of a system in which the Products are intended for use in conjunction with other equipment, the responsibility and liability for the compatibility and the combined operation of the Products and the other equipment lies with Distributor and not Supplier. The foregoing shall apply, and not be prejudiced, even if Supplier provides assistance to the design of the forementioned system and to the installation of the Products in it.

Article 8: Limitation of Remedies

Distributor understands and agrees as follows:

8.1	Delay

Supplier shall not be liable for any loss or damage caused by delay in furnishing Products and services or any other performance under or pursuant to this Agreement during a period of up to 30 days.

8.2	Sole Remedies

The sole and exclusive remedies for breach of any and all warranties and the sole remedies for Supplier’s liability of any kind (including liability for negligence) with respect to the Products and services covered by this Agreement and all other performance by Supplier under or pursuant to this Agreement shall be limited to the remedies provided in Section 7.2, Product warranty.

Such limitation shall not apply to breach of representations pursuant to Section 3.8 above The parties agree that any warranties, obligations and liabilities which exist, by law or by contract, between Distributor and its clients shall be the exclusive responsibility of Distributor.

8.3	Consequential Damages

In no event shall Supplier’s and/or Distributors liability of any kind include any loss of use, sales or profits or any special, indirect, incidental or consequential losses or damages, even if Supplier and/or Distributor shall have been advised of the possibility of such potential loss or damage.

Article 9: Confidential Information

9.1	Confidential Information

Distributor acknowledges and agrees that all Supplier Information is confidential and proprietary to Supplier. Distributor agrees not to use any of such Supplier Information during the term of this Agreement and thereafter, for any purpose other than as permitted or required for performance by Distributor of its obligations under this Agreement. Distributor further agrees not to disclose or provide any of such Supplier Information to any third party and to take all necessary reasonable measures to prevent any such disclosure by its employees, agents, contractors, consultants and affiliates during the term hereof and thereafter. Nothing herein shall prevent Distributor from using, disclosing or authorizing the disclosure of any Supplier information which is: (a) now or subsequently becomes generally available to the public through no fault or breach of Distributor, or (b) is received from a third party through no fault of the Distributor, or (c) is in Distributor’s possession at the time of disclosure and was not acquired directly or indirectly under obligations of confidentiality to the Supplier, or (d) is demonstrated by Distributor to have been independently developed or discovered by it without actual access to the Confidential Information.

9.2	Improvement

In the event that Distributor or any of its principals, employees or agents shall make, develop or invent any improvement to the Products which enhances their usefulness, efficiency or value, such improvements will be regarded as part of the Supplier Information and the terms herein relating to Supplier Information and to exclusive distribution thereof shall also relate to such improvements.

Article 10: Trademarks

10.1	Use of Trademarks

Supplier hereby grants to Distributor a non-exclusive, non-transferable, and royalty-free right and license, without the right to grant sublicenses to any party, to use the Supplier Trademarks specified in Exhibit 6 attached hereto, as such Exhibit may be modified from time to time during the term of this Agreement, in connection with the sale or other distribution, promotion, advertising and maintenance of the Products for as long as such Trademarks are used by Distributor in accordance with Supplier’s standards, specifications and instructions, but in no event beyond the term of this Agreement.

10.2	Markings

Distributor shall not, without the prior written consent of Supplier, remove or alter any patent numbers, trade names, trademarks, notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Products or containers or packages.

10.3	Termination of Use

Distributor acknowledges Supplier’s proprietary rights in and to the Supplier Trademarks and any trade names regularly applied by Supplier to the Products, and Distributor hereby waives in favor of Supplier all rights to any trademarks, tradenames and logotypes now or hereafter originated by Supplier. Upon the termination or expiration of this Agreement, Distributor shall cease and desist from the use of the Trademarks in any manner, including but not limited to any use in connection with Distributor’s corporate or trade name. In addition, Distributor hereby empowers Supplier and agrees to assist Supplier, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting Distributor to use Supplier Trademarks in the Territory.

Article 11: Patents

11.1	Indemnification

Supplier shall, at its own expense, defend any suit instituted against Distributor which is based on allegation that any Products manufactured by Supplier and sold to Distributor hereunder constitute an infringement of any patent of the Territory and shall indemnify Distributor against any award of damage and costs made against Distributor by a final judgement of a court of last resort if it is determined therein that any such Product constitutes an infringement of any patent of the Territory, provided that Distributor gives Supplier immediate notice in writing of any notice or claims of infringement and permits Supplier through Supplier’s counsel to defend the same and gives Supplier all available information, assistance and authority to enable Supplier to assume such defense. Supplier shall have control of the defense of any such suit, including appeals from any judgement therein and any negotiations for the settlement or compromise. In the event that any Product is held to infringe and its use is enjoined, Supplier shall, at its option and expense, (i) procure for Distributor the right to continue using such Product, (ii) provide the necessary parts and documentation to replace or modify such Product so that it no longer infringes, or (iii) grant Distributor a credit for such Product upon its return to Supplier, allowing for reasonable depreciation for use, damage and obsolescence.

11.2	Limitation of Obligation

Notwithstanding the provisions of Section 11.1 hereof, Supplier shall have no liability whatsoever to Distributor with respect to any patent infringement or claim thereof which is based upon or arises out of (i) the use of any Product in combination with an apparatus or device not manufactured or supplied by Supplier, if such combination causes or contributes to the infringement, (ii) the use of any Product in a manner for which it was neither designed nor contemplated, or (iii) any modification of any Product by Distributor or any third party which causes the Product to become infringing. Section 11.1 hereof states the entire liability of Supplier for or arising out of any patent infringement or claim thereof with respect to Products furnished to Distributor under this Agreement.

11.3	Supplier’s obligations pursuant to Article 11 hereof shall survive termination of this Agreement.

Article 12: Taxes

12.1	Distributor shall be solely responsible for and shall pay all taxes, duties, import deposits, assessments and other governmental charges authority or agency of its own.

12.2	All payments to be made by Distributor to Supplier pursuant to this Agreement represent net amounts Supplier is entitle to receive and shall not be subject to any deductions for any reason whatsoever. In the event any of said charges become subject to taxes, duties, assessments or fees of whatever kind or nature levied outside, USA said payments shall be increased to such an extent as to allow Supplier to receive the net amounts due under this Agreement.

Article 13: Import and Export of Products

13.1	Import Documentation

Distributor shall be responsible for obtaining all licenses and permits and for satisfying all formalities as may be reqiured to import Products into the Territory, in accordance with then prevailing law and regulations.

In case that Distributor shall notify Supplier that engineering changes and modifications are required in order to obtain local permits, Supplier shall make a best effort to perform such changes — subject to prior agreement on the applicable price and other terms.

13.2	Export Regulations

Distributor shall supply Supplier on a timely basis with all necessary information and documentation requested by Supplier in order to permit Supplier to export or re-export Products with respect to any sale or order solicited by Distributor hereunder.

Article 14: Term and Termination

14.1	Term

This Agreement shall enter into force as of the date first above written and shall continue in force for an initial period of two (2) years. Thereafter, this Agreement shall be automatically renewed for additional periods of one (1) year each, commencing on the date of termination of this agreement, unless any of the Parties have given the other a prior written notice of 3 months of intent to terminate the Agreement, , and provided that Distributor will meet the new Quota set forth in Section 5.2 (in case the Distributor did not meet the Quota it shall remain non-exclusive distributor of the Products).

14.2	Additional Termination Provisions

Notwithstanding the provisions of Section 14.1 above, this Agreement may be terminated in accordance with the following provisions:

(a)	Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be deemed effective within 60 days from delivery and subject to the other party’s inability to cure and/or cancel the following proceedings, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business, or should the other party or substantial part of its business come under the control of a third party.;

(b)	Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue for more than six (6) months as provided in Section 15.5 below;

(c)	Either party may terminate this Agreement at any time by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party;

14.3	Partial Termination

In the event Supplier shall have the right pursuant to the provisions of Section 14.2(b) or 14.2(c) to terminate this Agreement in its entirety, Supplier may elect to terminate this Agreement solely as it applies to any specific country or countries within the Territory upon providing Distributor with written notice in accordance with the relevant Section referred to above; provided, that nothing in this Section 14.3 shall be construed as creating a precondition to or otherwise precluding Supplier from terminating this Agreement in its entirety in accordance with the terms of Section 14.2.

14.4	Rights and Obligations on Termination

In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)	Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable;

(b)	Distributor shall have the right to require Supplier to repurchase any part of all of Distributor’s inventory of Products in Distributor’s possession as of termination date at Supplier’s invoiced price to Distributor for such Products, less depreciation calculated on a thirty six (36) months, straight-line basis and less any appropriate amount for excessive wear and tear, plus freight to the Supplier shipping point. Distributor shall exercise its option under this subsection by notifying Supplier in writing no later than thirty (30) days after the effective termination date.

(c)	Distributor’s obligations pursuant to Article 9 hereof shall survive termination of this Agreement.

(d)	Within thirty (30) days of the effective date of termination of this Agreement, Distributor shall furnish Supplier with a list of all Distributor’s customers and the place of destination of all Products sold which are still covered by Supplier warranty. In addition, Distributor agrees to furnish Supplier with complete information as to calls or the status of any negotiations for the sale of the Products.

(e)	Termination of this Agreement shall not release Supplier from (a) obligation to deliver to Distributor the Products ordered by it under any accepted Purchase Order not yet delivered by the Supplier, and (b) any and all other relevant obligation detailed in this Agreement towards Distributor’s customers which have already purchased any of the Products (including but not limited to the warranty obligation set in Section 7 hereinabove);

14.5	No Compensation

In the event either party terminates this Agreement for any reason in accordance with the terms hereof, the parties hereby agree that, subject to the provisions of Section 14.4(a) hereof and without prejudice to any other remedies which either party may have in respect of any breach of this Agreement, neither party shall be entitled to any compensation or like payment from the other as a result of such termination, subject to the other party’s fulfillment of its obligations which survived the termination of this Agreement.

Article 15: Force Majeure

15.1	Definition

Force Majeure shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion. It is in particular expressly agreed that any refusal or failure of any governmental authority to grant any export license legally required for the fulfillment by Supplier of its obligations hereunder shall constitute an event of Force Majeure.

15.2	Notice

Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

15.3	Confirmation

The party invoking Force Majeure shall provide to the other party confirmation of the exsistence of the circumstances constituting Force Majeure. Such evidence may consist of a statement or certificate of an appropriate governmental department or agency where available, or a statement describing in details the facts claimed to constitute Force Majeure.

15.4	Suspension of Performance

During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

15.5	Termination

Should the period of Force Majeure continue for more than six (6) consecutive months, either party may terminate this Agreement without liability to the other party, except for payments due to such date, upon giving written notice to the other party.

Article 16: Disputes, Indemnification and Governing Law

16.1	Disputes

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be finally and exclusively settled by the Court of Law in the state of California.

16.2	Indemnification

This Article 16 provides the sole recourse for the settlement of any dispute arising under or in connection with this Agreement. Each Party shall and hereby agrees to indemnify the other Party against any award or judgement, which relates to this Agreement, made by any court, tribunal or arbitral panel of any kind, in any jurisdiction, except as provided in this Article 16.

16.3	Governing Law

This Agreement shall be governed by, and interpreted and construed exclusively in accordance with the laws of the State of California and the United States.

Article 17: Miscellaneous

17.1	Relationship

This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.

17.2	Assignment

Each Party shall not have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party.

17.3	Notices

Notices permitted or required to be given hereunder shall be deemed sufficient if given (i) by registered or certified air mail, postage prepaid, return receipt requsted, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time, or (ii) telegram or telefax to the telefax number first written above. If given by mail or post, notices shall be effective upon receipt by the party to which notice is given, or on the twenty-first (21st) day following the date such notice was posted, whichever occurs first. If given by telegram or telefax, notices shall be effective upon the third (3rd) business day following dispatch of a confirmed notice of receipt sent by like medium.

17.4	Entire Agreement

This Agreement, including the Exhibits attached hereto and incorporated as an integral part of this Agreement, constitutes the entire Agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between Supplier and Distributor as well as all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement. Distributor acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.

17.5	Amendment

This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by the parties hereto.

17.6	Publicity

The mere fact of the signing of this Agreement is not confidential but no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld. However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other gonernmental requirements. In such event, the publishing party shall furnish a copy of such disclosure to the other party.

17.7	Severability

In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provision hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseperable from, the remainder of this Agreement.

17.8	Waiver

In case either party failed (legally) to take an action referring a right in the agreement, this failure will not prevent that party from the same legal right in similar situations or circumstances.

IN WITNESS WHEREOF, The parties have caused this Agreement to be executed on the date first above written.

Supplier	Distributor
By: Gil Allon	By: Dirk Pawlowski
Title: CEO	Title: General Manager
Date: February 14, 2006	Date: February 14, 2006
Signature: /s/ Gil Allon	Signature: /s/ Dirk Pawlowski